Exhibit 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (“Agreement”) is entered into as of March 30, 2018, hereinafter “Effective Date,” by and between Evan Fein, his marital community, heirs, and assigns (hereinafter “Employee”), and Impinj Inc., its affiliates (including, without limitation, and all of its subsidiaries), its successors and assigns (hereinafter the “Company”).  Employee and the Company are sometimes collectively referred to as the “Parties.”

1.

Employee has an Executive Employment Agreement with the Company dated December 23, 2009 (“Employment Agreement”).  Employee’s employment with the Company will be terminated effective March 30, 2018, (hereinafter “Separation Date”).  The Company expressly disclaims any liability to Employee.  In exchange for the consideration described herein, Employee hereby represents and warrants the following:

(a)	Employee has authority to enter into this Agreement.
(b)	Employee has not transferred, in whole or in part, any rights related to his employment with the Company.
(c)

Employee intends to settle any and all claims that Employee may have against the Company as a result of the Company’s hiring Employee, his employment with the Company and the termination of his employment with the Company.

(d)	Employee has not transferred any Confidential Information.
2.

Pursuant to Section 7(a) of the Employment Agreement, in exchange for Employee’s execution of this Agreement and the performance of his obligations hereunder, the Company agrees to provide to Employee the following severance benefits after the expiration of the seven (7) day revocation period described in Paragraph 14 below, upon which the Agreement becomes effective (“Effective Date”); provided, Employee has not revoked this Agreement as described in Paragraph 14:

(a)

On the first regular payroll date that is at least five (5) business days after the later of the Effective Date or the Separation Date, the Company will begin to pay to Employee on a salary continuation basis his Base Salary as described in Section 7(a)(ii)(A) of the Employment Agreement, less applicable taxes and withholdings, for a period of 6 months:

(b)

Provided Employee timely elects continuation coverage COBRA, reimbursement for COBRA premium costs for continued coverage for himself and his eligible covered dependents, at existing levels for up to six (6) months, or until Employee obtains replacement coverage, whichever is earlier; and,

(c)

On the first regular payroll date that is at least five (5) business days after the later of the Effective Date or the Separation Date, the Company will pay to Employee, less applicable taxes and withholdings:

i.	$35,356.16, representing Employee’s target performance bonus accrued as of the Separation Date,

ii.	$54,072.70, representing 387.84 accrued vacation hours at Employee’s current pay rate as per the Company’s current standard policy, and,
iii.

$10,000.00, in consideration of Employee’s commitment to provide up to 40 hours of transition consulting services from the Separation Date through May 4, 2018, and to, subject to Employee’s availability, provide additional transition consulting services as an independent contractor at a rate of $200/hr. should the Company request transition consulting services in excess of 40 hours prior to May 4, 2018, and anytime thereafter for up to 90 days following the Separation Date.

(d)

The exercise period for vested stock options granted to Employee is extended by one year from the date such options may be exercised (i.e., three (3) months from the Separation Date), but in no cases later than the original maximum term of any stock option.  Options are governed by the Company’s equity incentive plan, and the option agreement under which it was granted (the “Equity Documents”). Employee will comply with the terms of the Company’s Insider Trading Policy (the “Policy”) through May 15, 2017 and for such time thereafter as required under the Policy or by law.  For the avoidance of doubt, in addition to complying with any pre-clearance requirements under the Policy, for 90 days following the Separation Date, Employee will inform Yukio Morikubo of any transaction involving Company equity for which a Form 4 is required to be filed under federal securities laws.  Employee will provide such notification no later than the date on which the transaction is initiated and provide sufficient detail for the Company to file a complete and compliant Form 4 with respect to the transaction.

Employee specifically acknowledges and agrees that the above payments are in exchange for Employee entering into this Agreement.  Employee will not at any time seek additional consideration in any form from the Company except as expressly set forth in this Agreement.  Employee specifically acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement.  Employee agrees to pay all taxes and/or tax assessments due to be paid by Employee, and to indemnify the Company for any claims, costs and/or penalties caused by Employee’s failure to pay such taxes and/or tax assessments.

3.

Subject to the exceptions set forth in Paragraph 6 below, Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges arising from or relating to Employee’s employment with, or termination from, the Company, and agrees that he will not initiate, assist or encourage any such actions, except as required by law.  Employee further agrees that if a commission, agency, or court assumes jurisdiction of any such action against the Company or any Company Releasee (as defined below) on behalf of Employee he will request the commission, agency or court to withdraw from the matter.  This clause does not prohibit Employee from enforcing the terms of this Agreement.

4.Subject to the exceptions set forth in Paragraph 6 below, Employee acknowledges that as an employee of the Company it has been Employee’s obligation to advise the Company completely and candidly of all facts of which Employee is aware that constitute or might constitute violations of the Company’s ethical standards or legal or regulatory obligations.  Employee represents and warrants that Employee is not aware of any such facts or that Employee has previously advised the Company about any such facts.  Employee further agrees to advise the Company in the future of all such facts that come to Employee’s attention.

5.Subject to the exceptions set forth in Paragraph 6 below, Employee agrees to give written notice immediately to Yukio Morikubo if Employee is requested or required pursuant to court order, judicial process or regulatory authority to reveal any information specified in this Agreement prior to providing this information.  However, Employee is not required to provide the Company with such notice as set forth in Paragraph 6 or if the court order, judicial process or regulatory authority prohibits Employee from doing so.

6.Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board.  Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications.  Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the PIIA to any parties other than the relevant government agencies.  Employee further understands that “Protected Activity” does not include his disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal.  In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7.Employee agrees to release the Company, its Board of Directors, officers, employees, agents and assigns (the “Company Releasees”), from any and all claims, charges, complaints, causes of action or demands of whatever kind or nature that Employee now has or has ever had against the Company, whether known or unknown, arising from or relating to Employee’s employment with or discharge from the Company.  This release includes but is not limited to: wrongful or tortious termination; constructive discharge; implied or express employment contracts and/or estoppel; discrimination and/or retaliation under any federal, state or local statute or regulation, specifically including any claims Employee may have under the Fair Labor Standards Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., Title VII of the Civil Rights Act of 1964, 42 U..S.C. § 2000e, et seq., as amended, the Genetic Information Nondiscrimination Act of 2008; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., Section 1981 of U.S.C. Title 42, the Equal Pay Act, the Family and Medical Leave Act, the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A, also known as the Sarbanes-Oxley Act, the Rehabilitation Act of 1973, 29 U.S.C. § 703, et seq., Executive Orders 11246 or 11141, the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and COBRA, 29 U.S.C. 1161, et seq.; the Washington State Minimum Wage Act,

the Older Workers Benefit Protection Act, the Washington State Family Leave Act, the Washington State Family Care Act, the Washington State Law Against Discrimination, and the Washington State Industrial Welfare Act; The California Labor Code, California Government Code, the California Fair Employment and Housing Act, and any claims brought under any federal or state statute or regulation for non-payment of wages or other compensation, or other state, local, or common law, expense reimbursements and/or bonuses due after March 31, 2017, stock grants or stock options; and libel, slander, or breach of contract other than the breach of this Agreement. This release specifically excludes claims, charges, complaints, causes of action or demand that post-date March 31, 2017 or the Effective Date of this Agreement, whichever is later, and that are based on factual allegations that do not arise from or relate to Employee’s present employment with or termination from the Company.

8.Subject to the exceptions set forth in Paragraph 6 above, Employee agrees that he will keep the terms and amount of this Agreement completely confidential, and that he will not hereafter disclose such information to anyone except his spouse or current significant other, his attorneys and their current law firm employees, his accountant, or as may be required by law, court order or in proceedings relating to the parties’ rights or obligations under this Agreement. Employee agrees to provide reasonable written notice to the Company in the event that a person or entity not a party hereto attempts to compel from him the production of this Agreement or the contents thereof, so that the Company may contest such disclosure at its discretion.  Notwithstanding anything in this Agreement, this confidentiality provision and those in Paragraph 9 below do not prevent Employee from providing information in response to valid and enforceable subpoenas or otherwise required by law or regulation, from providing information necessary for preparation and filing of any income tax return, or from using this Agreement to enforce its terms.

9.Employee acknowledges and affirms that the terms and conditions of his Employment Agreement (including Exhibit A – the Proprietary Information and Inventions Agreement (the “PIIA”) that survive the employment relationship, including but not limited to Employee’s continuing confidentiality, non-competition and non-solicitation and arbitration obligations, survive and are not affected by this Separation and Release of Claims Agreement.  Employee’s rights to stock options are governed by the applicable agreements and Company plans. Disputes under this Agreement are subject to the arbitration provisions of the Employment Agreement.

10.Employee represents that he has returned to the Company all property belonging to the Company, including but not limited to documents, corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, zip drives and all other media storage devices.

11.Employee will direct all employment verification inquires to the Company’s VP of People, Environment and Culture, Jenny Armstrong-Owen.  In response to inquiries regarding Employee’s employment with the Company, the Company by and through its speaking agent(s) agrees to provide date of hire, title, and end date, and to confirm rate of pay if already known by the inquirer.

12.If any provision of this Agreement or compliance by Employee or the Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on both Employee and the Company.  This Agreement is governed by the laws of the state of Washington.

13.Employee agrees that if Employee challenges this Agreement, files any claims against the Company arising from or relating to Employee’s employment with, or termination from, the Company, excluding any claim challenging the validity of Employee’s waiver of rights under the Age Discrimination in Employment Act, or otherwise fails to abide by the terms of this Agreement, (a) Employee will return all monies and benefits received by Employee from the Company pursuant to this Agreement and (b) the Company may elect, at its option and without waiver of any other rights or remedies it may have, not to pay or provide any unpaid monies or benefits. In the event that Employee challenges the validity of his waiver of rights under the Age Discrimination in Employment Act, he agrees that the Company may recover money and benefits paid under this Agreement if Employee’s challenge and subsequent Age Discrimination in Employment Act claim are successful and he obtains a monetary award.

14.Employee specifically agrees and acknowledges that:  (a) Employee’s waiver of rights under this Agreement is knowing and voluntary as required under the Older Workers Benefit Protection Act; (b) Employee understands the terms of this Agreement; (c) Employee has been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (d) the Company has given Employee a period of up to twenty one (21) days within which to consider this Agreement, that if Employee executes this Agreement within such period Employee waives the remainder of the period, and that modifications to this Agreement during such period, whether material or immaterial, do not restart the running of such period; (e) following Employee’s execution of this Agreement, Employee has seven (7) days in which to revoke Employee’s agreement to this Agreement and that, if Employee chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment and extension of benefits listed above shall then be made to Employee in accordance with the terms of this Agreement; and (f) nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission.  To cancel this Agreement, Employee understands that Employee must give a written revocation to Company headquarters either by hand delivery or certified mail within the seven (7)-day period.  If Employee revokes the Agreement, it will not become effective or enforceable and Employee will not be entitled to any of the benefits set forth in this Agreement.

15.The Parties understand, covenant, and agree that this Agreement, together with the PIIA and the Equity Documents (except as amended herein), constitutes the entire agreement relating to the matters stated herein, that there are no other agreements, covenants, promises, or arrangements between Employee and Company relating to the matters covered by this Agreement, that the terms and conditions of this Agreement cancel and supersede any prior agreements, promises, representations or understandings that may have existed between Employee and Company with respect to all matters covered by this Agreement, that no other promise or inducement has been offered to either party except as set forth herein, and that this Agreement is binding upon all parties, and their respective heirs, executors, administrators, successors and assigns.  Notwithstanding the foregoing, all of Employee’s post-termination obligations remain in full force and effect, except that such post-termination obligations shall be subject to the exceptions set forth in Paragraph 6 of this Agreement.

16.This Agreement may be executed via facsimile and/or PDF and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the parties.

17.EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING IMPINJ INC. AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS.

ACCEPTED AND AGREED TO:

Impinj Inc.

/s/ Chris Diorio/s/ Evan Fein

By: Chris DiorioEvan Fein

Its: CEO

March 30, 2018March 30, 2018

DateDate

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